CORPORATE PARTICIPANTS

Miguel Fernandez *ExamWorks Group, Inc. - Senior EVP & CFO*

Richard Perlman *ExamWorks Group, Inc. - Executive Chairman*

Jim Price *ExamWorks Group, Inc. - CEO*

CONFERENCE CALL PARTICIPANTS

Ryan Daniels *William Blair & Company - Analyst*

Ralph Giacobbe *Credit Suisse - Analyst*

Mike Matson *Needham & Company - Analyst*

Matthew Borsch *Goldman Sachs - Analyst*

Shawn Bevec *Deutsche Bank - Analyst*

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the second quarter 2014 ExamWorks Group earnings conference call.

My name is Gabrielle and I will be the Operator for today. At this time all participants are in a listen-only mode. Later, we will conduct a question and answer session. As a reminder, this call is being recorded for replay purposes.

At this time I would like to turn the presentation over to your host for today, Chief Financial Officer, Miguel Fernandez. Please proceed, sir.

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

Thank you, Gabrielle. Hello everyone and thank you for joining the ExamWorks second quarter 2014 earnings conference call.

Audio replay of the call will be available on our website later this evening. A copy of our earnings release is also available on our website.

In the course of this conference call, Management may make statements that contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 such as statements regarding future events, our Company performance, or estimates relating to the future.

Although the Company believes that the assumptions underlying any forward-looking statements are reasonable, I caution you that any of these assumptions may be inaccurate and therefore, the Company's actual results could differ materially from those that may be projected in Management's discussions.

Additional detailed information concerning a number of factors that could cause actual results to differ from the information that Management may give you is detailed in the Company's filings with the SEC. Copies of these reports are available upon request.

I will now turn the call over to our Executive Chairman, Richard Perlman.

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

Thanks, Miguel and good evening everyone. In addition to Miguel, Jim Price, our CEO, is here with us tonight.

We are pleased to share our record second quarter results exceeding revenue and adjusted EBITDA expectations for the quarter.

Revenue and adjusted EBITDA grew 25.8% and 38.4%, respectively, over the prior year quarter. More significantly, organic revenue growth on an as reported basis moved into the mid-teens to 16% or 14.5% on a constant currency basis. Adjusted EBITDA margins were 17.6% compared to 16% in the prior year quarter.

We experienced double digit growth in all our geographies on a constant currency basis and on an as reported basis with the exception of Canada where currency headwinds impacted the as reported revenue growth.

On July 14, ExamWorks celebrated its sixth anniversary. The record performance this quarter continues to demonstrate the validity of our investment thesis and business model across all four of the geographies in which we operate.

When we founded ExamWorks in 2008 it was based on the premise that the independent medical examination industry represented an opportunity to create national footprints and brands through acquisition and integration with an emphasis on creating a better plan experience and efficiencies through the use of technology.

From the start of the Company, we moved aggressively and strategically to acquire the market leaders and strongest brands followed by smaller tuck-ins, adding to our size and scale.

During the early stages of ExamWorks' development, acquisitive growth naturally outpaced organic growth. At this stage of our evolution, and having successfully integrated all but the most recent acquisitions, our results are driven increasingly by organic growth, thereby confirming our strategy.

We will continue to consider tuck-in acquisitions and other opportunistic acquisitions that fit our strategy and our clients' needs.

Our footprint and capabilities have changed the landscape of the national account concept in the IME industry. As we have said before, the RFPs and audits that have become the industry norm are both rigorous and lengthy. We have several national account RFPs currently under review and believe that decisions will be made in the coming quarters. While we obviously don't control the timing of these decisions we are bullish about our ability to win RFPs and what they may contribute to the growth and profitability of our business.

During the quarter we won a smaller, new national account and now have four national accounts in the U.S. We have previously said that the same trends that we see here in the U.S. are present in our international markets as well. There is no greater example of this than our performance in the UK where constant currency revenue growth was 20.9% due to successful national account management and sales initiatives.

Revenues increased from our existing national account as well as new account wins including one for which we were designated as the sole supplier instead of a dual supplier arrangement and two national accounts for which we were awarded sole supplier status. We now have four national account mandates in the UK.

The UK market is experiencing a similar vendor consolidation trend as in the U.S. where a limited number of vendors are selected to provide IME services. Additionally, there is a move toward single vendor sourcing. We expect the momentum of the organic growth in the UK to continue.

Our growth is a reflection of the industry's receptivity to, and requirement for, a high quality full service vendor with a local, national and global footprint coupled with a robust technology infrastructure.

Increasingly, the healthcare and insurance industries are conducting business with their customers primarily through secure web portals. It is now standard procedure for clients to conduct exhaustive security audits to screen the suitability of the IME vendor partners network platform and portal. Our investment in technology, we believe, has created a significant competitive advantage.

We would be remiss not to remind you that the majority of business is still done the old fashioned way. As I noted on our last call, a large portion of our growth still comes from hitting singles and doubles at the local level where our employees across the globe are out executing the 600 plus Mom and Pop competitors.

We are immensely proud of these results and believe they demonstrate a professionalism and effectiveness of the Management and employee infrastructure we have developed over the last six years.

With our strong national accounts program and local service network in place and consistent performance of our in-country Management teams, we resumed the acquisition program in December of 2013. It is worth noting that our acquisition program is based on the same principles and criteria we have previously articulated, acquiring strong brands, market leaders and highly regarded local providers. We have remained on strategy and the successful execution of it is borne out in our financial performance and in our guidance.

Since December 2013, we have completed eight acquisitions and Jim will speak to the most recent acquisitions and their integration status in his comments.

Jim Price - ***ExamWorks Group, Inc. - CEO***

Given the strong performance for the first half of the year and our continued momentum, we are increasing our guidance again this quarter. Full year revenues are expected to increase between 22.5% and 24.5%, up from 14% to 16%.

Organic growth on a constant currency basis is now expected to range between 9% and 11%, up from 7% to 9%. The adjusted EBITDA margin is now expected to be in the range of 16.75% to 17.75% for the full year. As you can imagine, we are pleased with our results today and are very optimistic about our future prospects.

With that, I would like to turn the call back over to Miguel.

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

Thank you, Richard. Starting with the income statement, we generated revenues of $196.4 million in the second quarter, an increase of 25.8% over the prior year quarter, growing at 16% exclusive of acquisitions.

On a constant currency basis and excluding acquisitions, revenues increased 14.5% due to the strong performance in all four of the geographies in which we operate.

For the six months, we generated revenues of $369.5 million, an increase of 21.2% over the prior year period. Excluding the impact of acquisitions and currency, revenues increased 12.3%, again due to strong performance in all four geographies.

On a pro forma basis, revenues this quarter were $203.3 million, an increase of 13.7% over the prior year quarter pro forma revenues of $178.8 million. Constant currency pro forma growth was 12.4%.

Adjusted EBITDA for the second quarter of 2014 was $34.6 million or 17.6% of revenues, an increase of 38.4% over the prior year quarter. Adjusted EBITDA for the first six months of 2014 was $62.6 million or 16.9% of revenues, an increase of 30.4% over the prior year period.

The acquisitions completed in May and June of 2014 contributed $2.3 million and $527,000 to revenues and adjusted EBITDA during the quarter, respectively.

Our cost of revenues were $124.9 million for the second quarter, an increase of 22.3% over the prior year quarter and due to increased revenues. Our cost of revenues as a percentage of revenues for the quarter were 63.6% compared to 65.4% for the prior year quarter and for the first six months of 2014, our cost of revenues as a percentage of revenues were 63.8% compared to 65.4% for the prior year period. Both of these improvements are the result of positive operating leverage from acquisition and organic revenue growth.

SG&A expenses in the second quarter were $42.6 million, an increase of 25% over the prior year quarter. The increase was primarily due to acquired SG&A, higher share based compensation expenses, and transaction cost. Included in SG&A expenses in the second quarter of 2014 are $4.1 million in share based compensation expenses and $948,000 in acquisition related transaction costs and other expenses.

SG&A expenses for the first six months of 2014 were $83.1 million, an increase of 23.4% over the prior year period. The increase was primarily due to acquired SG&A, higher share based compensation expenses, and transaction costs.

Depreciation and amortization expenses were $14.9 million in the second quarter, a decrease of 6% over the prior year quarter. For the six month period, D&A expenses were $29.2 million, a decrease of 9% over the prior year period. The declines are due primarily to certain intangible assets becoming fully amortized.

Interest and other expenses net in the second quarter were $8.1 million, a slight increase over the $7.7 million over the year ago quarter. For the six months, interest and other expenses net were $15.7 million, again a slight increase over the $15.2 million of expenses reported in the prior year period. The increases are due to higher debt balances resulting from acquisitions completed since December 2013.

On a consolidated basis, our DSOs in the second quarter were 112 days, in line with our historical trends and expectation. The DSOs in each of the four countries remain consistent with prior quarters with the U.S. at approximately 45 days, the UK at 300 days, Australia at 30 days, and Canada at 50 days.

In the first six months of 2014 we generated $18.8 million in cash flow from operations which were impacted by the growth in the UK business which has a longer DSO cycle and $11.25 million bond interest payment we made in January 2014.

We ended the quarter with $7.9 million of cash on hand and total debt of approximately $477.4 million. As of the end of the quarter, our total leverage was approximately 3.75 times which is well below the 4.75 times allowed under our credit facility. Our total committed revolver availability as of the end of the quarter was $90 million, all of which is immediately available.

Now turning to the business outlook, for the third quarter of 2014 we expect to report revenues between $194 million and $200 million which implies growth between 27% and 31% over the prior year reported results of $152.4 million and include approximately $4 million of favorable currency compared to the prior year quarter. Organic growth is expected to range between 9% and 11%.

Our adjusted EBITDA margin for the third quarter is expected to range between 17.2% and 17.6% of reported revenues.

For the full year of 2014, we are raising our guidance and expect to grow revenues by 22.5% to 24.5% over our 2013 reported revenue of $616 million. This guidance does not include any future acquisitions that we may complete. We now expect to grow revenues organically between 9% and 11% on a constant currency basis.

For the full year of 2014 we expect to report adjusted EBITDA margins between 16.75% and 17.75% of reported revenues. As we progress through the year, our reported adjusted EBITDA margin may fluctuate between 17% and 18%.

The adjusted EBITDA margin guidance for the third quarter and full year 2014 contemplates our current sales mix trends across all four countries, the seasonality of our business, and the impact that these have on our margins.

And now, I would like to turn the call over to Jim.

Jim Price - ***ExamWorks Group, Inc. - CEO***

Thank you, Miguel. Good evening everyone. I would like to first begin by thanking each of our 2,600 employees who continue to work hard and deliver outstanding service to our clients from 65 service centers in four countries.

Today, we have 160 sales representatives in our four geographies whose mission is to generate sales to new clients and maintain existing customer relationships. Our entire global team contributed to this record quarter which continues to demonstrate the strength of our global business strategy.

On the acquisition front since our last call, we completed the acquisitions of ASN MedAllocators and Solomon Associates, both located in the U.S. Acquisitive growth will continue to figure in our corporate strategy due to the high level of fragmentation that exists in the IME services industry. Based on our success and brand recognition, we have become increasingly discriminating about the targets that we will pursue. As we have said in the past, we don't want to pay for business that we could ultimately win organically.

With the previous acquisition of Gould & Lamb and the recent acquisition of ASN MedAllocators, two leading players in Medicare compliance services whose revenues represent approximately 13% of the estimated Medicare compliance market, we are now firmly established as the market leader.

Previously, we explained to you what our Medicare compliance services are used for. With the ASN MedAllocators acquisition, we also added clinical case management and complex claims management capabilities to our service offering. ASN, through its CaseWorks IT platform, enables employers, employees, and all claims professionals to manage the medical wellbeing of an injured worker while expediting maximum medical improvement and delivering an expedited return to work.

ASN is URAC accredited for case management and CaseWorks, ASN's proprietary platform, offers an efficient proactive solution to address the challenges of workers compensation claims.

To manage the two acquisitions we formed ExamWorks Clinical Solutions to house our Medicare compliance and case management services. With the formation of ECS, we rationalize the sales force by selecting the best account executives from both companies to represent these new and exciting lines of business.

In June, we held the first ECS national sales meeting to ensure a successful launch. The integration of operations, finance, and information technology will continue through the end of the year.

With a very seasoned Management Team that has years of experience in the workers compensation marketplace, we are excited about the future growth opportunities at ExamWorks Clinical Solutions.

To expand ExamWorks brand geographically we acquired Solomon Associates in May of 2014. Solomon Associates, an IME company based in Philadelphia, was acquired to broaden our footprint throughout Pennsylvania. The integration is underway and Solomon Associates should be fully assimilated into the organization by the fourth quarter.

While we do not provide acquisition guidance, the opportunities for acquisitions remain plentiful which we believe can be purchased at our historical multiples. It has been a great first half of 2014 and organic growth continues to be our top priority. We believe our progress will continue on the same positive trajectory and look forward to sharing our continued success with you.

And with that, Operator, we would like to open up the call to questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Our first question will come from Ryan Daniels with William Blair & Company. Your line is now open.

Ryan Daniels - ***William Blair & Company - Analyst***

Let me start with the four national account wins. I'm hoping to get a little bit more detail there, maybe one on the size of those especially on the UK where you've got some sole source agreements and then number two, your thoughts on managing the rollout of those four, how long that will take and when we might see the full run rate manifest into your reported sales performance.

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

With respect to the one in the U.S., that is absolutely on the small side and similar to our past experience in the U.S., that would likely take about six quarters.

The UK is somewhat of a different model and because we have a much tighter and deeper integration with our clients over there, you start to recognize revenues in a much, much shorter timeframe, probably by the first two quarters after an announcement. We even got the benefit to some slight degree in the current quarter from the deals that we announced in the press release and you will see an even increased contribution in the next quarter and I think we will be fully ramped up by the quarter after that.

Ryan Daniels - ***William Blair & Company - Analyst***

Okay perfect, and then ?

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

And in terms of the size of those, by the way, relative to the size of the market so again, you've got to essentially kind of divide by eight because the market is about one-eighth the size of the U.S. market. In the UK, of the three, one is small and the other two are medium sized.

Ryan Daniels - ***William Blair & Company - Analyst***

Okay, perfect and then in the UK, is it really the same theme that you are seeing to garner these national accounts especially given the sole source really around data security, IT security infrastructure or are there other common themes that are winning you accounts?

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

For the most part, that really is the huge driver here and again, we have talked about this in the past but if we think all of the things that we are seeing in terms of the changed landscape in the U.S. and the importance of security are becoming more and more important in the international arena as well.

Ryan Daniels - ***William Blair & Company - Analyst***

And then if we look at the clinical solutions business, obviously nice entry there in a high margin business. Is that an area where you also think longer term, you can either garner national account wins or tie those into some of your existing accounts on a national basis to drive cross selling?

Jim Price - ***ExamWorks Group, Inc. - CEO***

The answer is yes to both of those. We believe we have some good future national account opportunities with the ECS group. In addition, the salesforce is calling on the same group that our ExamWorks [ECS] salesforce is calling on also. The main difference is they are calling on the C-suite executive that is in charge of risk and compliance. It is a great entry. They can cross sell each other between both sides of our Company.

Operator

Our next question comes from Ralph Giacobbe with Credit Suisse. Your line is now open.

Ralph Giacobbe - ***Credit Suisse - Analyst***

I guess just back to the national accounts, I think you mentioned in the prepared that there are sort of more RFPs out there, hoping you guys can give us a sense of either number of size in sort of the pipeline there and then would you expect more announcements by year end?

Jim Price - ***ExamWorks Group, Inc. - CEO***

The answer is yes. We have a few RFPs that are in process and I would say that, as Richard said, the one that we just announced is one of the small ones but we would hope to get a midsized or larger one that we look forward to announcing hopefully in the next couple of quarters so I would say stand by.

Ralph Giacobbe - ***Credit Suisse - Analyst***

Okay, that's helpful. And then just in the U.S., when you talk about that small sized one, is it six quarters before it rolls in or six quarters before it is fully rolled in so it should start this coming quarter?

Jim Price - ***ExamWorks Group, Inc. - CEO***

Before we realize essentially all of the opportunity as we see it in terms of the revenue contribution so it is a gradual progression which is exactly what has happened with the first three.

Ralph Giacobbe - ***Credit Suisse - Analyst***

Okay, and then just jumping to the UK side of the business, once you get these rolled in could you give us a sense of how much market share you will then have of the UK market?

Jim Price - ***ExamWorks Group, Inc. - CEO***

Our market share roughly? Again, we have estimated that that market is a $500 million to $600 million market and currently, we are at about $170 million of that so right at around 25%-ish, depending upon which side of the range of the $500 million to $600 million you believe.

Ralph Giacobbe - ***Credit Suisse - Analyst***

And then just the last one, I know it is probably early to start talking about 2015 but is there any reason why you wouldn't be able to sustain kind of the, at least high single digit organic growth into the next year just given these new national accounts that are going to start to essentially roll in, sort of the continuation of the other national accounts that aren't fully penetrated plus these other kind of national accounts that still haven't come to fruition?

Jim Price - ***ExamWorks Group, Inc. - CEO***

No, there is no reason why we can't maintain that kind of organic growth rate. We are looking forward to doing that, actually.

Operator

Our next question comes from Mike Matson with Needham & Company. Your line is now open.

Mike Matson - ***Needham & Company - Analyst***

I guess I wanted to start with your gross margin. It showed quite a bit of improvement year over year and I just wanted to understand what drove that. Is it simply just having a greater revenue base getting leverage or is it because the Medicare compliance business has higher margins, maybe?

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

Actually, both. The Medicare compliance businesses, the margins are in the 70-plus percent so that is obviously going to impact what we report and then the incremental revenue and the operating leverage within that line item also contributed so it is both.

Mike Matson - ***Needham & Company - Analyst***

Do you expect the Medicare compliance business to outpace your IME business? It seems like it could just given that it is a smaller business at this point and I guess if that is the case, would that mix benefit continue to push up the gross margin potentially?

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

What is inherent in our guidance is essentially flat revenues for 2014 as we integrate and put the two acquisitions together which is underway, as Jim laid out in his comments.

We are extraordinarily optimistic about the prospects starting in '15 but for this year, it is kind of slow as she goes. That is constant state in terms of what our revenue assumptions are.

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

And as it relates to the gross margin, Mike, I think that you would have to take into account the full quarter effect of the ASN MedAllocators transaction and how that plays into the Q3, Q4 so that is a favorable.

I think working towards the other side, negative, you've got, you're going into the second half of the year which historically, is just seasonally lighter revenue year which with the fixed expenses, you will see some slight reverse operating leverage on that line item. They will somewhat offset each other but you still should see a little bit of margin improvement in that line item.

Mike Matson - ***Needham & Company - Analyst***

Alright, and then you've been doing a number of acquisitions recently but it seems like most of them have been in the U.S. so I was just wondering what the pipeline looks like outside the U.S., the areas that you are already operating. Are you seeing things there? Is there potential for more details in those markets?

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

The answer is yes, looking forward to Australia and the UK. Canada, we are sort of in the standby mode right now just watching the market up there but at the right time we would move on it.

Jim Price - ***ExamWorks Group, Inc. - CEO***

Mike, of the recent acquisitions since December of '13, one has been in Australia and two have been in the UK so three out of eight have been international in nature and we assume that that kind of mix could continue.

Mike Matson - ***Needham & Company - Analyst***

Okay, fair point. And then just on your back to the margins, I guess, longer term, where do you think, Miguel, where do you think the operating margin, EBITDA margin can ultimately go? I guess gross margins maybe longer term can move up a little just given the mix benefit and leverage and then the SG&A obviously is probably the greatest area for leverage but do you have any kind of targets in mind for the longer run?

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

Yes, and I think we have actually talked about this in the past. Over, say three years, we would certainly expect to be in the 20% margin range.

Operator

Our next question will come from Matthew Borsch with Goldman Sachs. Your line is now open.

Matthew Borsch - ***Goldman Sachs - Analyst***

Just wanted to maybe pick up on the question that Ralph was asking on market share in the UK. So you are at 25% now, do you see sort of a natural limit to the market share there? I am assuming it is something less than 100%? When do you think that you start bumping up again what a limit might be?

Jim Price - ***ExamWorks Group, Inc. - CEO***

I think the good news is we probably have to double before it creates any agitation with the anti-trust people or anything like that so I think we've got a lot of, a lot more white space to go and that is in our core business. Similar to here, there could be other adjacencies in the UK that provide fantastic growth opportunities, again leveraging our existing client bases. We are very, very optimistic about the prospects in the UK and really have a sensational management team there really that we also can leverage. That is going to be a continued growth driver for this Company over the foreseeable future.

Matthew Borsch - ***Goldman Sachs - Analyst***

Actually, I don't know that you gave an update on the statistic you are using internally for market share in the U.S., at least as measured by the core business. Where would you say you are today?

Jim Price - ***ExamWorks Group, Inc. - CEO***

Right at around 10%. Again, we believe again this market is about $4 billion and the U.S. revenue base for the core business is roughly around $400 million.

Matthew Borsch - ***Goldman Sachs - Analyst***

Is it the same mix of opportunity that you are seeing amongst the, maybe using this term, the Mom and Pop acquisition opportunities in the core business ? I think you made a reference, Jim, to being able to get those at the same historic multiples that you have. Are you finding that there is more eagerness to sell at this point given some of the trends in contracting?

Jim Price - ***ExamWorks Group, Inc. - CEO***

The answer is yes on that. We definitely are very comfortable doing multiple tuck-ins, we call them tuck-ins where, as we said before, in a certain geographic region we may be underrepresented in one of our product lines whether it is workers comp, liability, auto, and we can organically do that but at the same time, if there is a good company, a small company that has a good reputation, acquisitively, we would love to do that. In those cases, historically, we would consider maybe 4.75 times and as we have always said, Matthew, we would still always look forward to a unique property that had unique growth rates and technology, or are a market leader, we would still pay up for that.

Matthew Borsch - ***Goldman Sachs - Analyst***

Okay, and last question I guess is just I think you touched on it but can you just tell us what you've got now and underway for integration of Gould & Lamb and MedAllocators?

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

I think Jim spent a lot of time in his comments and talking about that. Every aspect of that business is really being worked on and we've got the Management Team at MedAllocators kind of leading the charge there and that will go on for probably the next quarter or two. We really have kind of projected 2015 as when we are really going to start the significant growth initiatives there so this here is kind of housekeeping and getting our act together and integrating the salesforces, the IT, the management reporting systems, the accounting. All of that stuff is currently being worked on very diligently.

Jim Price - ***ExamWorks Group, Inc. - CEO***

Just to add a little more to that, we had in St. Louis the coming together of both salesforces that are to go forward and under the Executive Team that heads up ECS, they have set up the goals, the budgets, the commissions, the branding. The salesforce will represent the best of both products and there is software and IT integration going on as we speak now in both Lawrenceville, Georgia and Bradenton, Florida and we have already, we are in the process of virtualizing the IT infrastructure as well.

We feel real good about the progress. Our goal is by yearend.

Operator

And our next question comes from Shawn Bevec with Deutsche Bank. Your line is now open.

Shawn Bevec - ***Deutsche Bank - Analyst***

Just wanted to get an updated on how penetrated you guys are with regard to the rollout to your three other national account customers in the U.S.

Richard Perlman - ***ExamWorks Group, Inc. - Executive Chairman***

Shawn, we now have eight of these and we are expecting more so we really don't think it's meaningful to breakout individual penetration by these accounts, particularly as that becomes an increasingly large part of our business.

We will say that all of them have continued to grow from where they were on our last call. We have continued to get very, very positive feedback from all our clients and the anticipated rollout of the old ones and the new ones is incorporated in our updated guidance for the rest of the year.

Shawn Bevec - ***Deutsche Bank - Analyst***

Okay, then stemming from that, that was a pretty big jump in your organic revenue growth guidance, 200 basis points. Can you really kind of flush out what is driving that? Is it more the singles and doubles or is it faster penetration or rollout of the national accounts?

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

I think similar to what we experienced in the first quarter, about one-third of the growth came from the national account program and the balance of the growth was the local wins for singles and doubles so really strong performance at the local level which is some of what Richard alluded to that the bulk of the business is still being done at the local level and we need to continue to perform there.

Shawn Bevec - ***Deutsche Bank - Analyst***

Looking at the top line guidance for the rest of the year, I would think that typically your 3Q would be the seasonally slowest quarter but your guidance implies a slight tick down in 4Q in terms of sequential revenue growth. Is that just conservatism or am I just thinking about the seasonality wrong?

Miguel Fernandez - ***ExamWorks Group, Inc. - Senior EVP & CFO***

No, generally, the third quarter has been, from a seasonal standpoint, the lightest. I think there are just a number of factors that can come into play. We are in four geographies. When Thanksgiving holidays, when everything falls and holidays fall, it may impact one quarter or another. I think last year, for example, Thanksgiving and it being towards the end of November, allowed for a stronger quarter than we had previously so there is nothing that is implied. We have erred on the side of conservative. We are guiding for the balance of the year so it does imply Q4 being a little bit slower than Q3 but I think it would be on the side of being conservative.

Operator

And this concludes the question and answer session. I will now turn the conference back to Jim for closing comments.

Jim Price - ***ExamWorks Group, Inc. - CEO***

Thank you, Operator, and everyone. We look forward to talking to you on our next call. Thank you.

Operator

And with that, we will conclude today's conference. Thank you for your participation. You may disconnect at this time.